EXHIBIT 99.1

                                 PRESS RELEASE
                                 -------------

July 6, 2004

          JOURNAL REGISTER COMPANY TO ACQUIRE 21ST CENTURY NEWSPAPERS

Large Contiguous Cluster in Affluent Michigan Markets Includes Four Daily Newspapers and 87 Non-Daily Publications

TRENTON, NJ - Journal Register Company (NYSE: JRC) announced today that it has reached a definitive agreement to acquire 21st Century Newspapers, Inc., a privately-held operator of one of the largest newspaper clusters in the United States.

Located in Michigan, 21st Century Newspapers, Inc. owns four daily newspapers with combined average daily net paid circulation of approximately 137,500 and combined average Sunday net paid circulation of approximately 176,000. The daily newspapers owned by 21st Century include The Daily Oakland Press (67,750 daily circulation and 81,500 Sunday circulation), The Macomb Daily (45,500 daily circulation and 67,000 Sunday circulation), The Daily Tribune in Royal Oak (13,000 daily circulation and 15,000 Sunday circulation), and The Morning Sun in Mount Pleasant (11,000 daily circulation and 13,000 Sunday circulation). The acquisition also includes 87 non-daily publications with approximately 1.5 million non-daily distribution.

The purchase price for the acquisition is $415 million and will be paid in cash. The acquisition will be financed with the proceeds of a new senior credit facility provided by JPMorgan. The new facility will also refinance Journal Register Company's existing indebtedness.

For the trailing twelve months ended June 2004, revenues and EBITDA for 21st Century are estimated to be $156 million and $35 million, respectively. The transaction values 21st Century Newspapers at approximately 11.5 x EBITDA for the trailing twelve month period, after giving effect to certain net operating loss carryforwards that have an estimated net present value of $13 million. The Company expects the acquisition to be accretive to earnings in 2005. The Company also expects the acquisition to add approximately $0.20 per diluted share to free cash flow in 2005, partially reflecting the utilization of the net operating loss carryforwards.

The 21st Century newspaper cluster will become the Company's second largest cluster based on revenues, after the Company's Greater Philadelphia cluster. The Daily Oakland Press and The Macomb Daily will become the Company's second and third largest newspapers, respectively, with the New Haven Register remaining the Company's flagship and largest newspaper. Upon completion of the acquisition, Journal Register Company will own 27 daily newspapers with combined daily circulation of approximately 650,000 and Sunday circulation of approximately 675,000, and 327 non-daily publications with combined non-daily distribution of over 5 million.

Announcing the agreement, Robert M. Jelenic, Chairman, President and Chief Executive Officer of Journal Register Company, said "We are delighted that 21st Century Newspapers and its talented staff will join Journal Register Company. Frank Shepherd and his team at 21st Century have done a tremendous job of building a company that serves a very large and contiguous market throughout southeast, central and northern Michigan. Acquiring these award-winning suburban newspapers extends our footprint into some of Michigan's most affluent and fastest-growing markets, and fits precisely within our strategy of acquiring community and suburban newspapers in attractive markets that enable us to implement and capitalize on our successful clustering strategy."

"We believe that community and suburban newspapers that serve local markets represent the most attractive segment of the newspaper industry, and, like Journal Register Company, 21st Century Newspapers is committed to delivering the best in local news and local sports," Jelenic said.

The coverage area of 21st Century's award-winning publications includes Oakland County, the third wealthiest county of its size in the country, high growth markets in a number of formerly rural areas in Macomb and Lapeer counties, the fast-growing lakeside resort communities in northern Michigan, the historical Downriver communities in Wayne county and the growing communities around Ann Arbor and Dearborn. The Daily Oakland Press ranks in the top fifteen regional newspaper markets among 163 similar markets in the country in terms of demographic profile, with median owner-occupied home values over 80 percent higher than the national average and total retail sales that are approximately one-third of the total for the six county Detroit metro area, and greater than the aggregate retail sales of 14 states in the nation. Macomb County is also an affluent, fast-growing area, with five-year projected household growth rates well in excess of national averages and growing retail sales that reflect the increased population.

The 21st Century markets are also expected to benefit from a number of major sporting events in the area during the next few years, including the 2004 Ryder Cup Golf Tournament, the inaugural season of one of the "original six" founding franchises of the newly-formed World Hockey Association, the 2005 Major League Baseball All-Star Game, the 2006 Super Bowl, the 2007 NCAA Wrestling Championship, the 2008 PGA Championship Golf Tournament and the 2009 NCAA Men's Final Four Basketball Championship.

Continuing, Jelenic noted that "Journal Register Company is a premier operator of newspaper clusters, and this acquisition provides a ready-made cluster that will be one of our largest. We are confident that the same clustering techniques that have been so successful in our other clusters will drive additional top-line growth and cost savings at the 21st Century newspapers."

Frank H. Shepherd, Chairman and Chief Executive Officer of 21st Century Newspapers said, "I could not be happier. I have known Bob Jelenic and Jean Clifton for many years, and they are hard working and dedicated newspaper people whom I expect will take our company to new heights. They and their staff have the experience and intimate knowledge of daily, weekly and other publications to add significant value to our fine family of newspapers. In addition, our state-wide cluster fits perfectly into their plans for expansion. Everyone will see that the best is yet to come."

Continuing, Shepherd said, "I am so pleased for our employees, and I know they will give the Journal Register folks a big Michigan welcome. Our people will find that Journal Register enjoys excellent employee relations and that working for a public company offers opportunities that are not available in a private company like 21st Century. It has always been my dream to be public and for our employees to have the opportunity to purchase stock in the company. Now that dream has come true. It will only get better for everyone."

Mr. Shepherd has agreed to remain with the Company full-time for a transition period and to provide consulting services for a five year period thereafter. "I have had a 45-year career in newspaper publishing, and while I am retiring from the day-to-day activities, I am most honored that Journal Register has asked me to extend my stay with the Company in a consulting capacity," Shepherd said. "I love this company, and I look forward to being a team player and assisting Journal Register Company's management in any way that I can for many years to come."

Jean B. Clifton, Executive Vice President and Chief Financial Officer of Journal Register, said, "This is an important acquisition for Journal Register that expands our reach into very attractive Michigan markets and represents an entirely new cluster for us. In addition, we believe that there are additional opportunities in and around the 21st Century newspapers to further expand the cluster."

Clifton continued, "The opportunity to buy a newspaper company of this quality and size does not come along very often, and we are very pleased to have this opportunity. Generating free cash flow has always been a cornerstone of Journal Register Company's success, and we are fortunate to be able to make an acquisition that will be meaningfully accretive to free cash flow."

"Because of the many similarities between the two companies and the markets we serve, we expect the transition to be smooth and efficient," Clifton said.

The closing of the acquisition is subject to, among other things, applicable governmental approvals, with a closing expected in the third quarter.

21st Century is currently owned primarily by affiliates of Kelso & Company and Goldman Sachs Capital Partners, as well as Frank Shepherd.

Bear, Stearns & Co., Inc. advised Journal Register Company on the acquisition. Goldman, Sachs & Co., Dirks, Van Essen & Murray, and JP Morgan were advisors to 21st Century Newspapers, Inc.

The Company has scheduled a live Internet webcast to discuss the acquisition at 9:00 a.m. EST today, which will be accessible through a limited number of listen-only, dial-in conference lines. The live webcast can be accessed through Journal Register Company's website, www.journalregister.com, and through CCBN's Individual Investor Center and CCBN's StreetEvents for institutional investors at www.streetevents.com. Please access the webcast at least ten minutes prior to the start of the call to ensure adequate connection time. An archive of the webcast will be available at www.journalregister.com for seven days following the call.

Journal Register Company is a leading U.S. newspaper publishing company. Without giving effect to the acquisition, Journal Register Company owns 23 daily newspapers, including the New Haven Register, Connecticut's second largest daily and Sunday newspaper, and 240 non-daily publications. Journal Register Company currently operates 161 individual Web sites, which are affiliated with the Company's daily newspapers and non-daily publications, and can be accessed at www.journalregister.com. All of the Company's operations are strategically clustered in six geographic areas: Greater Philadelphia; Connecticut; Greater Cleveland; Central New England; and the Capital-Saratoga and Mid-Hudson regions of New York. The Company has an investment in PowerOne Media, LLC, a leading provider of online solutions for newspapers, hosting the largest online newspaper network in the U.S.

This news release contains forward-looking statements that involve a number of risks and uncertainties, which could cause actual results to differ materially. These include, but are not limited to, the success of the Company's acquisition strategy, including the acquisition of 21st Century, dispositions, the ability of the Company to achieve cost reductions and integrate acquisitions, including the acquisition of 21st Century, competitive pressures, general or regional economic conditions and advertising trends, the unavailability or a material increase in the price of newsprint and increases in interest rates. These and additional risk factors are outlined in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

This release also contains financial measures presented both in accordance with United States generally accepted accounting principles ("GAAP") and also includes certain non-GAAP measures, which enables the Company and its investors to evaluate, and compare from period to period, the Company's results from operations in a more meaningful and consistent manner and provides an analysis of operating results using the same measures used by the Company's chief operating decision makers to measure the performance of the Company. The EBITDA figure in this release is a non-GAAP financial measure. EBITDA is defined by the Company as net income plus provision for income taxes, net interest expense, depreciation, amortization and other non-cash, special or non-recurring charges. A full reconciliation of the non-GAAP measure used in this release is currently unavailable, but would include the items referenced in the preceding definition of EBITDA.

                                      ###

For more information:         Journal Register Company
                              State Street Square
                              50 West State Street
                              Trenton, NJ 08608-1298
                              (609) 396-2200 x116 voice;
                              (609) 396-2292 fax

                              Jean B. Clifton
                              EVP and Chief Financial Officer
                              jclifton@journalregister.com


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